SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM S-8 Registration Statement Under The Securities Act Of 1933 Registering

900,000 shares of Common Stock issuable under the 1995 Incentive Stock Option, Non- Qualified Stock Option and Stock Appreciation Rights Plan
150,000 shares of Common Stock issuable under the 1995 Non-Employee Directors' Stock Option Plan

GROUP 1 SOFTWARE, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-0720444 (I.R.S. Employer Identification No.)

Group 1 Software, Inc. 4200 Parliament Place, Suite 600 Lanham, Maryland 20706-1844 (Address, including zip code, of Registrant's principal executive offices)	Edward Weiss General Counsel 4200 Parliament Place, Suite 600 Lanham, Maryland 20706-1860 (Name, address and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:
Arent Fox Kintner Plotkin & Kahn
1050 Connecticut Avenue, N.W., Washington, D.C. 20036
Attention: Arnold R. Westerman, Esq., (202) 857-6243

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of Registration fee

Common Stock, par value $.50 per share	1,050,000	$ 13.88	$ 14,574,000	$ 1,340.81

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933 and based on the price of the common stock as reported on the NASDAQ National Stock Market on August 9, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	Group 1’s Annual Report on Form 10-K for the year ended March 31, 2002 which contains audited consolidated balance sheets of Group 1 and subsidiaries as of March 31, 2002 and 2001, and related consolidated statements of operations, changes in shareholders’equity and cash flows for each of the years in the three year period ended March 31, 2002.

(2)	Proxy Statement dated July 25, 2002 as filed with the SEC on July 25, 2002.

(3)	The description of Group 1’s Common Stock contained in the Registration Statement on Form 8-A (No. 0-15389), filed on February 13, 1987 with the Commission under the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.

(4)	All other reports filed by Group 1 under Section 13(a) or 15(d) of the Exchange Act since March 31, 2002.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article TWELFTH of Group 1’s Certificate of Incorporation, as amended, provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law, and also provides that Group 1 may indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

Article VI of Group 1’s By-Laws, as amended, provides that Group 1 shall indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has in effect a directors and officers liability insurance policy under which the directors and officers of Group 1 are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

(a) The Registrant undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered in this registration statement, a post-effective amendment to this Registrant Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Group 1 under Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of Group 1’s annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification by Group 1 for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Group 1 under the provisions referenced in Prospectus or otherwise, Group 1 has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Group 1 of expenses incurred or paid by a director, officer, or controlling person of Group 1 in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Group 1 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Under the requirements of the Securities Act, Group 1 certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, State of Maryland, on the 15th day of August, 2002.

/s/ Robert S. Bowen —————————————— Robert S. Bowen Vice Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Robert S. Bowen and Mark D. Funston his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Under the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacity indicated on behalf of the Registrant on August 15, 2002.

SIGNATURE	TITLE

By /s/ Robert S. Bowen —————————————— Robert S. Bowen	Vice Chairman of the Board and Chief Executive Officer

By /s/ Mark D. Funston —————————————— Mark D. Funston	Chief Financial Officer

By —————————————— Thomas S. Buchsbaum	Director

By /s/ Richard H. Eisenberg —————————————— Richard H. Eisenberg	Director

By /s/ James V. Manning —————————————— James V. Manning	Chairman and Director

By —————————————— James P. Marden	Director

By /s/ Charles A. Mele —————————————— Charles A. Mele	Director

By /s/ Charles J. Sindelar —————————————— Charles J. Sindelar	Director

By /s/ Bruce J. Spohler —————————————— Bruce J. Spohler	Director

By /s/ Alan P. Slater —————————————— Alan P. Slater	Director

EXHIBIT INDEX Exhibit No.:

4a.	1995 Incentive Stock Option, Non-Qualified Stock Option And Stock Appreciation Rights Plan (incorporated by reference from Exhibit 4A to the Registration Statement on Form S-8, File No. 33-85844 filed on July 20, 1998).

4b.	1995 Non-Employee Directors' Stock Option Plan (incorporated by reference from Exhibit 4B to the Registration Statement on Form S-8, File No. 33-85844 filed on July 20, 1998).

5.	Opinion of Arent Fox Kintner Plotkin & Kahn re: validity of securities registered

23.	Consents of experts and counsel:

(a) Consent of PricewaterhouseCoopers LLP (certified public accountants)

(b) Consent of Arent Fox Kintner Plotkin & Kahn (counsel): included in Exhibit 5
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